Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Announces Receipt of United States Department of Agriculture (USDA) Phase I - Small Business Innovation Research (SBIR) Program Grant

Wednesday March 22, 9:22 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 22, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) of Little River, South Carolina, through its wholly-owned operating subsidiary I.E.T, Inc., announced today that the company has been awarded an $80,000 Phase I grant from the USDA under the Small Business Innovation Research Program (SBIR). I.E.T.'s proposal to the USDA centered on research involving plant production and protection as the subject applies to developing commercially viable EcaFlo(TM) equipment for use in agricultural applications. I.E.T.'s EcaFlo(TM) equipment produces anolyte and catholyte. Anolyte has been demonstrated to be effective against pathogenic bacteria/viruses and may prove successful as a "natural" fungicide and environmentally-responsible microorganism control agent for fruit and vegetable crops.

IEVM's management is working with USDA's Cooperative State Research, Education, and Extension Service to execute all necessary documents in order to move forward with the collaborative research work set forth in the Phase I grant that will be performed by IET's engineering, scientific and technical staff in concert with researchers from Coastal Carolina University and Clemson University.

To learn more about IEVM's EcaFlo(TM) Division, please visit the Company's product-oriented website at "www.ietusa.net."

Forward-Looking Statements: The statements in this press release regarding the outcome of research, future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the Company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

president@ietltd.net